Exhibit 10.23

Novation Agreement

ITN Energy Systems, Inc. (Transferor), a corporation duly organized and existing under the laws of Colorado with its principal office in Littleton, Colorado; Ascent Solar Technologies, Inc. (Transferee), a corporation duly organized and existing under the laws of Delaware with its principal office in Littleton, Colorado; and the United States of America (Government) enter into this Novation Agreement (“Agreement) January 1, 2007.

(a) The parties agree to the following facts:

(1) The Government, represented by various Contracting Officers of the Airforce Research Laboratory Phillips Research Site has entered into certain contracts with the Transferor, as shown in the attached list marked “Exhibit A” and incorporated in this Agreement by Reference.  The term “the contracts,” as used in this Agreement, means the above contracts and purchase orders including all modifications thereto, made between the Government and the Transferor before the effective date of this Agreement (whether or not performance and payment have been completed and releases executed if the Government or the Transferor has any remaining rights, duties, or obligations under these contracts and purchase orders). Included in the term “the contracts” are also all modifications made under the terms and conditions of these contracts and purchase orders between the Government and the Transferee, on or after the effective date of this Agreement.

(2) As of January 17, 2006, the Transferor has transferred to the Transferee certain intellectual property assets of the Transferor by virtue of an Assignment between the Transferor and the Transferee.  Effective January 1, 2007, all employees of the Transferor who are working on “the contracts” will become employees of the transferee.

(3) The Transferee has acquired all said assets and personnel of the Transferor by virtue of the above transfer.

(4) The Transferee has assumed all obligations and liabilities of the Transferor under the contracts by virtue of the above transfer.

(5) The Transferee is in a position to fully perform all obligations that may exist under the contracts.

(6) It is consistent with the Government’s interest to recognize the Transferee as the successor party to the contracts.

(7) Evidence of the above transfer has been filed with the Government.

(b) In consideration of these facts, the parties agree that by this agreement —

(1) The Transferor confirms the transfer to the Transferee, and waives any claims and rights against the Government that it now has or may have in the future in connection with the contracts.

(2) The Transferee agrees to be bound by and to perform each contract in accordance with the conditions contained in the contracts. The Transferee also assumes all obligations and liabilities of, and all claims against, the Transferor under the contracts as if the Transferee were the original party to the contracts.

(3) The Transferee ratifies all previous actions taken by the Transferor with respect to the contracts, with the same force and effect as if the action had been taken by the Transferee.

(4) The Government recognizes the Transferee as the Transferor’s successor in interest in and to the contracts. The Transferee by this Agreement becomes entitled to all rights, titles, and interests of the Transferor in and to the contracts as if the Transferee were the original party to the contracts. Following the effective date of this Agreement, the term “Contractor,” as used in the contracts, shall refer to the Transferee.

(5) Except as expressly provided in this Agreement, nothing in it shall be construed as a waiver of any rights of the Government against the Transferor.

(6) All payments and reimbursements previously made by the Government to the Transferor, and all other previous actions taken by the Government under the contracts, shall be considered to have discharged those parts of the Government’s obligations under the contracts. All payments and reimbursements made by the Government after the date of this Agreement in the name of or to the Transferor shall have the same force and effect as if made to the Transferee, and shall constitute a complete discharge of the Government’s obligations under the contracts, to the extent of the amounts paid or reimbursed.

(7) The Transferor and the Transferee agree that the Government is not obligated to pay or reimburse either of them for, or otherwise give effect to, any costs, taxes, or other expenses, or any related increases, directly or indirectly arising out of or resulting from the transfer or this Agreement, other than those that the Government in the absence of this transfer or Agreement would have been obligated to pay or reimburse under the terms of the contracts.

(8) The Transferor guarantees payment of all liabilities and the performance of all obligations that the Transferee —

(i) Assumes under this Agreement; or

(ii) May undertake in the future should these contracts be modified under their terms and conditions. The Transferor waives notice of, and consents to, any such future modifications.

(9) The contracts shall remain in full force and effect, except as modified by this Agreement. Each party has executed this Agreement as of the day and year first above written.

United States of America,

By	/s/ Elizabeth Kerr-White
Elizabeth Kerr-White
Title	Administrative Contracting Officer

ITN Energy Systems, Inc.,

By	/s/ R. Scott Burrows
Title	Secretary

Ascent Solar Technologies, Inc.

By	/s/ Janet Casteel
Title	Chief Accounting Officer/Treasurer

Certificate

I,  R. Scott Burrows, certify that I am the Secretary of ITN Energy Systems, Inc.; that R. Scott Burrows, who signed this Agreement for this corporation, was then Secretary of this corporation; and that this Agreement was duly signed for and on behalf of this corporation by authority of its governing body and within the scope of its corporate powers. Witness my hand and the seal of this corporation this 1st day of January 2007.

By	/s/ R. Scott Burrows

Certificate

I, Janet Casteel, certify that I am the Treasurer of Ascent Solar Technologies, Inc., that Janet Casteel, who signed this Agreement for this corporation, was then Treasurer of this corporation; and that this Agreement was duly signed for and on behalf of this corporation by authority of its governing body and within the scope of its corporate powers. Witness my hand and the seal of this corporation this 1st day of January 2007.

By	/s/ Janet Casteel

Exhibit A

ITN Contracts requesting to be novated to AST 1/01/07

Updated 11/29/06      All Contracts Other than SBIR/STTR’s

Job Code BW/Acronym	Subject Area	Customer	Address of Contracting Office	Principal investigator	Contract No.	Contract Type	Period of Performance	Total Contract Value	Total Backlog thru 9/24/06
BAA SILICONE SUB	High Specific Power CIS-Alloy PV on Silicone Substrate Modules	AFRL	Air Force Research Laboratory (Det 8) 2251 Maxwell Avenue, SE Kirtland AFB, NM 87117-5773 Attn: Rinda L. Kearney	Lawrence Woods	FA9453-05-C-0256	CPFF	11/4/05-1/31/07 with contract completion 4/04/07*	$925,283	$852,239

		All Contracts Other than SBIR/STTR’s						$925,283	$852,239

SBIR/STTR Contracts

Job Code BW/Acronym	Subject Area	Client	Address of Contracting Office	Principal investigator	Contract No.	Contract Type	Period of Performance	Total Contract Value	Total Backlog thru 9/24/06
CIGASNASA2	CulnGalSe2 solar absorbers on flexible high-temperature substrates	AFRL	NASA Glenn Research Center Technology Support Branch 21000 Brookpark Road, Mail Stop 500-306 Cleveland, OH 44135-3191 Attn: Marilyn D. Stotz	Lawrence Woods	NNC06-CA11C	FP	12/1/05-12/1/07	$596,928	$392,566
BOTTOMCELL2	Enabling Durable Bottom Cell for Multi-Junction Thin-Film Photovoltaics	AFRL	Air Force Research Laboratory (Det 8) 2251 Maxwell Avenue, SE Kirtland AFB, NM 87117-5773 Attn: Sally M. Walton	Lawrence Woods	FA9453-03-C-0216	CPFF	10/30/03-3/17/07 with contract completion 6/18/07**	$1,234,093	$253,466
PASSIVATION2	Defect Passivation for Production-Quality and High Bandgap CIGS and CIAS Solar Cells	AFRL	Air Force Research Laboratory (Det 8) 2251 Maxwell Avenue, SE Kirtland AFB, NM 87117-5773 Attn: Sally M. Walton	Garth Jensen	FA9453-05-C-0036	CPFF	4/29/05-4/30/07 with contract completion 7/30/07***	$749,459	$305,779

		SBIR/STTR Contracts Subtotal						$2,580,480	$951,811

		TOTAL ALL CONTRACTS						$3,505,763	$1,804,050

*                       Additional approx. $830,000 currently being added to contract with an extension to July 2006 for technical performance

**                   No cost extension request anticipated for technical performance to 6/18/07.

***               No cost extension request anticipated for technical performance to 7/30/07.